Exhibit 99.1
AT THE COMPANY:
Investor Relations
E-mail: invrel@elcom.com
For Immediate Release
ELCOM INTERNATIONAL, INC. REPORTS
THIRD QUARTER 2006 OPERATING RESULTS
NORWOOD, MA, November 10, 2006 — Elcom International, Inc. (OTCBB: ELCO and AIM: ELC and ELCS), today announced operating results for its third quarter ended September 30, 2006.
Financial Summary Table (Unaudited)
(in thousands, except per share amounts)

	Quarter Ended			Nine Months Ended
	September 30,			September 30,
	2006		2005	2006	2005
Net revenues		$683	$547	$2,457	$1,924
Gross profit		559	436	2,010	1,585
Operating loss		(1,563)	(1,050)	(3,842)	(3,010)

Net loss		$(1,523)	$(1,115)	$(3,770)	$(3,209)

Basic and diluted net loss per share	$	(—)	$(0.02)	$(0.01)	$(0.05)

Basic and diluted weighted average common shares outstanding		402,080	61,282	401,396	61,282

The above table, the following description and the appended condensed consolidated financial information should be read in conjunction with the Risk Factors and other information contained in the Company’s Forms 10-QSB for the periods ended March 31, June 30, and September 30, 2006 and 2005 Annual Report on Form 10-KSB, as amended.
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Elcom International, Inc. Reports Third Quarter 2006 Operating Results

Quarter ended September 30, 2006 compared to the quarter ended September 30, 2005.
     Net Revenues. Net revenues for the quarter ended September 30, 2006 increased to $683,000, from $547,000 in the same period of 2005, an increase of $136,000, or 25%. License, hosting services and other fees for the quarter ended September 30, 2006 increased to $636,000 from $505,000 in the same period of 2005, an increase of $131,000, or 25%. This increase is primarily due to higher hosting services revenue related to the Scottish Executive’s eProcurement Scotl@nd Programme. License, hosting services and other fees include license fees, hosting services fees, test system fees, supplier fees, usage fees, and eMarketplace agent and affiliate fees. Professional services fees for the quarter ended September 30, 2006 increased to $47,000, from $42,000 in the same period of 2005, an increase of $5,000, or 12%. While the Company anticipates that professional services will increase in future quarters, the accounting for professional implementation and development services revenues related to the Zanzibar eMarketplace will be accreted to revenue over the remaining term of the contract (which expires in July of 2010, subject to client renewal) which will minimize the impact of these revenues on reported earnings. Deferred revenue includes $67,000 related to the Zanzibar eMarketplace, the bulk of which relates to implementation services that are ongoing as of September 30, 2006. The Company did not begin accreting professional services revenue related to the Zanzibar eMarketplace in third quarter of 2006 as originally anticipated, and now believes that such accretion will commence in the fourth quarter of 2006, or first quarter of 2007.
     Gross Profit. Gross profit for the quarter ended September 30, 2006 increased to $559,000 from $436,000 in the comparable 2005 quarterly period, an increase of $123,000, or 28%. This increase is primarily a result of the increase in revenue in the 2006 quarter over that recognized in the third quarter of 2005.
     Selling, General and Administrative Expenses. Selling, general and administrative (“SG&A”) expenses for the quarter ended September 30, 2006 were $1,740,000 compared to $1,317,000 in the second quarter of 2005, an increase of $423,000, or 32%. Because of the cash constraints experienced by the Company over the last several years, Elcom has operated with as few personnel as possible, and certain of its personnel have been compensated at below market rates. In order to address staffing requirements related to its increasing level of business activity, the Company engaged third party contractors during late 2005 and through the beginning of the second quarter of 2006, and began to hire additional personnel in April 2006. The Company’s headcount (full and part-time) has increased by ten, from 36 at September 30, 2005 to 46 at September 30, 2006. The Company’s personnel costs increased $233,000 in the third quarter of 2006 as compared to the third quarter of 2005, and increased $120,000 over the amounts recorded in the second quarter of 2006. Personnel expenses recorded in the third quarter of 2006 include $99,000 of stock option expense related to the initial implementation of SFAS 123R, which requires the expensing of stock-based compensation (stock options), which was not required in the third quarter of 2005. In addition to the increase in personnel expenses, the primary reasons for the increase in SG&A expenses in the third quarter of 2006 as compared to the third quarter of 2005 relate to additional software licensing, computer supplies and other computer infrastructure expenses related to the Company’s growing business, as well as increases in legal expenses related to the change in control of the Company. Increases in travel and marketing expenses in the third quarter of 2006 as compared to the third quarter of 2005,
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Elcom International, Inc. Reports Third Quarter 2006 Operating Results

were generally offset by a reduction in facilities expenses in the third quarter of 2006 as compared to the third quarter of 2005, as the Company renegotiated its headquarters lease in the first quarter of 2006.
     Research and Development Expense. Research and development expense for the quarters ended September 30, 2006 and 2005 were $382,000 and $169,000, respectively, reflecting an increase in the 2006 quarter of $213,000 over the expense recorded in the third quarter of 2005. The expense in the 2006 quarter primarily relates to ongoing work associated with improving the data interchange and inbound interface capabilities of the Company’s PECOS technology. Additionally, the increase in research and development expense in the third quarter of 2006, as compared to the third quarter of 2005, is due to the increased level of development activity as noted above, as well as approximately $30,000 of stock-based compensation expense reflected in the third quarter of 2006, while in the third quarter of 2005 stock-based compensation expense was not recorded. Research and development expense for the quarter ended June 30, 2006 was $266,000, which increased to $382,000 in the third quarter of 2006, reflecting increased activities related to the development of new releases of the company’s products in the third quarter of 2006. Accordingly, the Company anticipates that research and development expense will moderate in future quarters.
     Operating Loss. The Company reported an operating loss of $1,563,000 for the quarter ended September 30, 2006 compared to a loss of $1,050,000 reported in the comparable quarter of 2005, an increase of $513,000 in the loss reported. This increased operating loss in the third quarter of 2006 compared to the same quarter in 2005 was primarily due to the increase in SG&A expenses and research and development expenses in 2006, net of the increase in recorded gross profit.
     Interest and Other Income (Expense), Net. Interest income and other income (expense), net for the quarter ended September 30, 2006 was income of $49,000 versus income of $6,000 in the third quarter of 2005. The increase in income, net in 2006 is primarily related to interest income earned on the funds raised in December of 2005.
     Interest Expense. Interest expense for the quarter ended September 30, 2006 was $9,000, compared to $71,000 in the same period of 2005. The third quarter 2006 interest expense reflects interest related to capital leases, while the third quarter 2005 expense primarily reflects interest on the Company’s Convertible Debentures, and amortization of the related conversion discount. The Debentures converted into Company common stock in December of 2005.
     Net Loss. The Company’s net loss for the quarter ended September 30, 2006 was $1,523,000, an increase in the loss of $408,000 from the loss recorded in the third quarter 2005 of $1,115,000, as a result of the factors discussed above.
Nine months ended September 30, 2006 compared to the nine months ended September 30, 2005.
     Net Revenues. Net revenues for the nine months ended September 30, 2006 increased to $2,457,000, from $1,924,000 in the same period of 2005, an increase of $533,000, or 28%. License, hosting services and other fees increased from $1,484,000 in the first nine months of
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10 Oceana Way – Norwood, MA 02062 — voice (781) 501-4333 — fax (781) 762-1540

Elcom International, Inc. Reports Third Quarter 2006 Operating Results

2005, to $2,072,000 in the first nine months of 2006, an increase of $588,000, or 40%. This increase is primarily due to $245,000 in non-recurring eMarketplace agent fees related to a terminated agreement, as well as an increase in the level of customers using the Scottish Executive’s eProcurement Scotl@nd Programme. License, hosting services and other fees include license fees, hosting services fees, test system fees, supplier fees, usage fees, and eMarketplace agent and affiliate fees. Professional services fees decreased by $55,000, to $385,000 in the first nine months of 2006, from $440,000 in the first nine months of 2005, reflecting a decrease in professional services revenues related to projects completed in 2005. During the first nine months of 2006, much of the Company’s technical staff was focused on completing a new version of the Company’s PECOS software system (which was released on June 30, 2006), and therefore the time available for other professional services projects was limited. Professional services revenues reflect implementation fees of $152,000 for eProcurement Scotland clients that went live in the first nine months of 2005, and professional services revenues in the first nine months of 2006 reflect implementation fees of $154,000 for eProcurement Scotland clients that went live in the first nine months of 2006.
     Gross Profit. Gross profit for the nine months ended September 30, 2006 increased to $2,010,000 from $1,585,000 in the comparable 2005 nine month period, an increase of $425,000, or 27%. This increase is primarily a result of the increase in revenue in the first nine months of 2006 over that recognized in the first nine months of 2005.
     Selling, General and Administrative Expenses. SG&A expenses for the nine months ended September 30, 2006 were $4,874,000 compared to $4,085,000 in the first nine months of 2005, an increase of $789,000, or 19%. Because of the cash constraints experienced by the Company over the last several years, Elcom has operated with as few personnel as possible, and certain of its personnel have been compensated at below market rates. In order to address staffing requirements related to its increasing level of business activity, the Company engaged third party contractors during late 2005 and through the beginning of the second quarter of 2006, and began to hire additional personnel in April 2006. The Company’s headcount (full and part-time) has increased by ten, from 36 at September 30, 2005 to 46 at September 30, 2006. Therefore, Elcom anticipates that its SG&A expenses will also increase in future quarters. The Company’s personnel costs increased $358,000 the first nine months of 2006 as compared to the first nine months of 2005, primarily due to an increase in headcount and $213,000 of stock option expense recorded in the first nine months of 2006, related to the initial implementation of SFAS 123R which requires the expensing of stock-based compensation (stock options), which was not required in the first nine months of 2005. In addition to the increase in personnel expenses, the primary reasons for the increase in SG&A expenses in the first nine months of 2006, as compared to the first nine months of 2005, relate to additional software licensing, computer supplies and other computer infrastructure expenses related to the Company’s growing business, as well as increases in insurance and legal expenses related to the change in control of the Company. Increases in travel and marketing expenses in the first nine months of 2006 as compared to the first nine months of 2005, were generally offset by both a reduction in facilities and professional services expense in the first nine months of 2006 as compared to the first nine months of 2005, as the Company renegotiated its headquarters lease in the first quarter of 2006. Due to the acquisition of various equipment and software in the first nine months of 2006, the Company anticipates that depreciation and amortization expense will increase in future periods.
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Elcom International, Inc. Reports Third Quarter 2006 Operating Results

     Research and Development Expenses. Research and development expense for the nine months ended September 30, 2006 and 2005 were $978,000 and $510,000, respectively, reflecting an increase in the first nine months of 2006 of $468,000 over the expense recorded in the first nine months of 2005. The increase in expense in the first nine months of 2006, compared to the same nine month period in 2005, was due primarily to an increased level of work commenced in late 2005, related to new software for supplier directories, marketplace portals, client sign on, request for quotation module, interfaces to other software, as well as enhancements to improve the data interchange, and inbound interface capabilities, and a variety of other internal enhancements incorporated in a new version of the Company’s PECOS software system released on June 30, 2006. Certain of these items were completed in the first quarter of 2006, and are primarily related to the Zanzibar eMarketplace, but will also be included in Elcom’s offerings to other customers and potential customers. In the first nine months of 2006, research and development expense included approximately $114,000 of third party consulting expense and $65,000 of stock-based compensation expense, while in the first nine months of 2005 all expenses were internal and stock-based compensation expense was not recorded.
     Operating Loss. The Company reported an operating loss of $3,842,000 for the nine months ended September 30, 2006, compared to a loss of $3,010,000 reported in the first nine months of 2005, an increase of $832,000 in the loss reported. This increased operating loss in the first nine months of 2006 compared to the same period of 2005 was primarily due to the increase in SG&A expenses and research and development expenses in 2006, net of the increase in recorded gross profit.
     Interest and Other Income (Expense), Net. Interest income and other income (expense), net for the first nine months of 2006 was $95,000 versus $6,000 in the first nine months of 2005. The increase in income, net in 2006 over 2005 is primarily related to interest income earned on the funds raised in December of 2005.
     Interest Expense. Interest expense for the nine months ended September 30, 2006 was $23,000, compared to $205,000 in the same period of 2005. The expense for the first nine months of 2006 reflects interest primarily related to capitalized leases, while the expense for the first nine months of 2005 primarily reflects interest on the Company’s Convertible Debentures, and amortization of the related conversion discount. The Debentures converted into Company common stock in December of 2005.
     Net Loss. The Company’s net loss for the nine months ended September 30, 2006 was $3,770,000, an increase in the loss of $561,000 from the loss recorded in the nine months of 2005 of $3,209,000, as a result of the factors discussed above.
Liquidity and Capital Resources
     Net cash used in operating activities for the nine months ended September 30, 2006 was $3,895,000, which is attributable primarily to the Company’s net loss of $3,770,000, together with an increase of $110,000 in prepaid expenses and decreases in accounts payable and accrued expenses totaling $876,000, which uses were offset by an increase in deferred revenues totaling
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Elcom International, Inc. Reports Third Quarter 2006 Operating Results

$294,000 and non-cash depreciation, amortization and stock-based compensation expenses aggregating $596,000.
     In the U.K., the Company has a small overdraft facility with its bank, which allows for short-term overdrafts. The largest overdraft in the first nine months of 2005 was approximately $18,000. The facility is an informal arrangement, secured by a pledge of U.K. assets. There was no overdraft position during the first nine months of 2006.
     The Company’s principal commitments consist of a lease on its headquarters office facility, capital lease obligations and a long-term software license payable. The Company will also require ongoing investments in research and development, and equipment and software in order to further increase operating revenues and meet the requirements of its customers.
     On December 20, 2005, the Company issued a total of 298,582,044 shares of common stock to investors in the U.K. and listed the shares on the AIM. Elcom raised a total of $7.9 million, with net proceeds to the Company of $7.7 million. Of the total raised, approximately $547,000 represented the conversion of non-U.S. investor loans and related accrued interest. The funds derived from the 2005 issuance of common stock on the AIM are being used to support the Company’s working capital requirements.
     On October 23, 2006, the Company agreed to issue a total of 76,336,289 shares of common stock to investors in the U.K. and listed the shares on the AIM. Elcom raised a total of $2.5 million, with net proceeds to the Company of approximately $2.5 million. The funds derived from the 2006 issuance of common stock on the AIM are being used to support the Company’s working capital requirements.
Risk Factors Relating to Liquidity
     The Company’s consolidated financial statements as of September 30, 2006 have been prepared under the assumption that the Company will continue as a going concern through the third quarter of 2007. The Company’s independent registered public accounting firm, Vitale, Caturano & Company, Ltd., issued a report dated March 6, 2006 that included an explanatory paragraph referring to the Company’s significant operating losses and expressing substantial doubt in Elcom’s ability to continue as a going concern.
     As of September 30, 2006, the Company had approximately $991,000 of cash and cash equivalents, and has used $3,895,000 of cash in operating activities in the first nine months of 2006. The Company has incurred $12,882,000 of cumulative net losses for the twenty-one-month period ended September 30, 2006.
     As a result of funds raised via common stock issuances at the end of fiscal 2005 and in October 2006, the Company has substantially improved its financial position from September 30, 2005. The Company believes it has sufficient liquidity to fund operations through the second quarter of 2007, however, it anticipates that it will incur a loss in fiscal 2006 and fiscal 2007, and will require additional operating revenues in order to achieve profitable operations. There can be no assurance that the Company will generate additional operating revenues. If the Company
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Elcom International, Inc. Reports Third Quarter 2006 Operating Results

does not generate additional operating revenues, it will require additional capital investment or debt financing in order to continue operations.
Factors Affecting Future Performance
     A significant portion of the Company’s revenues are from hosting services and associated fees received from Capgemini under a back-to-back contract between Elcom and Capgemini which essentially mirrors the primary agreement between Capgemini and the Scottish Executive’s eProcurement Scotl@nd Programme, executed in November 2001. Future revenue under this arrangement is contingent on the following significant factors: the rate of adoption of the Company’s ePurchasing software system by Public Entities associated with the Scottish Executive; renewal by existing Public Entity clients associated with the Scottish Executive of their rights to use the ePurchasing software system; the procurement of additional services from the Company by Public Entities associated with the Scottish Executive; Capgemini’s relationship with the Scottish Executive; their compliance with the terms and conditions of their agreement with the Scottish Executive; and the ability of the Company to perform under its agreement with Capgemini.
     In addition, the Company intends to continue to commit resources to provide the eProcurement and eMarketplace components of the Zanzibar eMarketplace for public sector organizations in the U.K. under its agreements with PASSL and PA. Future revenue under this arrangement is contingent primarily on the timing and rate of adoption by U.K. Public Entities of the Zanzibar eMarketplace, as well as the timing and level of costs incurred to develop the required infrastructure to support the architecture of the Zanzibar eMarketplace, stage one (of three stages) of which was accepted in February 2006, and the ability of the consortium, as a whole, to operate on a profitable basis. The Company has not recognized any revenues under this arrangement through September 30, 2006 due to the limited use of the system, and there is no guarantee of future revenue related to this agreement.
     In early October 2006, U.S. Bank officially launched U.S. Bank Access ® Purchase using the Company’s software in combination with the bank’s commercial credit card program. The program is aimed at the medium and larger company segment of U.S. Bank’s commercial card customers. In this arrangement, the Company expects to earn agent or affiliate fees based on the purchases that are processed through the eMarketplace.
     If further business fails to develop under the Capgemini agreement or if the Zanzibar eMarketplace does not attract a profitable level of clients, or if the U.S. eMarketplaces do not expand as expected, or if the U.S. Bank relationship does not generate revenues as planned, or if the Company is unable to perform under any of these agreements, it would have a material adverse affect on the Company’s future financial results.
Outlook
          As evidenced by the level of SG&A expenses, research and development expenses, and cost of revenues, the Company’s expenditures in 2006 have begun to increase as compared to 2005 in order to more properly staff the Company to address the increased level of
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Elcom International, Inc. Reports Third Quarter 2006 Operating Results

its business and expected further increases. The Company expects that its expenses will continue to increase, although at a moderating rate, as described above. Accordingly, the Company expects that its operating loss will continue through 2006. Improvements in revenues and operating results from operations in future periods will not occur without the Company being able to generate incremental, ongoing operating revenues from existing and new clients. The Company believes it has sufficient liquidity to fund operations through the second quarter of 2007; however, it anticipates that it will incur a loss in fiscal 2006, and will require additional, ongoing operating revenues in order to achieve profitable operations. If the Company is unable to generate incremental, ongoing operating revenues before the end of the second quarter of 2007, it will require additional capital investment or debt financing in order to continue operations. The Company can make no assurance that it will be able to raise additional capital or arrange a credit facility in the event its capital resources are exhausted.
STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT
     Except for the historical information contained herein, the matters discussed in this press release could include forward-looking statements or information. All statements, other than statements of historical fact, including, without limitation, those with respect to the Company’s objectives, plans and strategies set forth herein and those preceded by or that include the words “believes,” “expects,” “targets,” “intends,” “anticipates,” “plans,” or similar expressions, are forward-looking statements. Although the Company believes that such forward-looking statements are reasonable, it can give no assurance that the Company’s expectations are, or will be, correct. These forward-looking statements involve a number of risks and uncertainties which could cause the Company’s future results to differ materially from those anticipated, including: (i) the necessity for the Company to control its expenses as well as to generate incremental, ongoing operating revenues and whether this objective can be met given the overall marketplace and clients’ acceptance and usage of eCommerce software systems, eProcurement and eMarketplace solutions including corporate demand therefore, the impact of competitive technologies, products and pricing, particularly given the substantially larger size and scale of certain competitors and potential competitors; (ii) the consequent results of operations given the aforementioned factors; and (iii) the necessity of the Company to achieve profitable operations within the constraints of its existing resources, and if it can not, the availability of incremental capital funding to the Company, particularly in light of the audit opinion from the Company’s independent registered public accounting firm in the Company’s 2005 Annual Report on Form 10-KSB, as amended, and other risks detailed from time to time in this Quarterly Report on Form 10-QSB and in its other SEC reports and statements, including particularly the Company’s “Risk Factors” contained in the prospectus included as part of the Company’s Registration Statement on Form S-3 filed on June 21, 2002. The Company assumes no obligation to update any of the information contained or referenced in this press release.
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10 Oceana Way – Norwood, MA 02062 — voice (781) 501-4333 — fax (781) 762-1540

Elcom International, Inc. Reports Third Quarter 2006 Operating Results

The financial data set forth below should be read in conjunction with the Consolidated Financial Statements and other disclosures contained in the Company’s 2005 Annual Report on Form 10-K, as amended and Forms 10-QSB for the periods ended March 31, June 30, and September 30, 2006.
ELCOM INTERNATIONAL, INC.
AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	September 30,	December 31,
	2006	2005
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$991	$6,399

Accounts receivable:
Trade	561	548
Less-Allowance for doubtful accounts	48	45

Accounts receivable, net	513	503

Prepaid expenses and other current assets	229	119

Total current assets	1,733	7,021

PROPERTY, EQUIPMENT AND SOFTWARE, AT COST:
Computer hardware and software	21,272	20,675
Furniture, equipment and leasehold improvements	3,088	3,088

	24,360	23,763
Less — Accumulated depreciation and amortization	23,326	23,020

	1,034	743

OTHER ASSETS	14	10

Total assets	$2,781	$7,774

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of capital lease obligations	$114	$27
Related party convertible loan payable	—	120
Convertible loans payable	—	1,179
Accounts payable	369	547
Deferred revenue	839	545
Related party accrued salary, bonuses and interest	1,073	1,163
Accrued expenses and other current liabilities	1,044	2,483
Current liabilities of discontinued operations	43	62

Total current liabilities	3,482	6,126

CAPITAL LEASE OBLIGATIONS, NET OF CURRENT PORTION	194	—
OTHER LONG TERM LIABILITY	324	423

Total liabilities	4,000	6,549

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY (DEFICIT):
Preferred stock, $.01 par value; Authorized — 10,000,000 shares — Issued and outstanding — none	—	—
Common stock, $.01 par value; Authorized — 700,000,000 shares — Issued — 402,611,152 and 399,152,859 shares	4,026	3,992
Additional paid-in capital	126,364	125,263
Accumulated deficit	(126,252)	(122,483)
Treasury stock, at cost — 530,709 shares	(4,712)	(4,712)
Accumulated other comprehensive loss	(645)	(835)

Total stockholders’ equity (deficit)	(1,219)	1,225

	$2,781	$7,774

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Elcom International, Inc. Reports Third Quarter 2006 Operating Results

ELCOM INTERNATIONAL, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
AND OTHER COMPREHENSIVE INCOME
(in thousands, except per share data)
(unaudited)

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2006		2005	2006	2005
Net Revenues:
License, hosting services and other fees		$636	$505	$2,072	$1,484
Professional services		47	42	385	440

Total net revenues		683	547	2,457	1,924

Cost of revenues		124	111	447	339

Gross profit		559	436	2,010	1,585

Operating Expenses:
Selling, general and administrative		1,740	1,317	4,874	4,085
Research and development		382	169	978	510

Total operating expenses		2,122	1,486	5,852	4,595

Operating loss		(1,563)	(1,050)	(3,842)	(3,010)

Interest and other income (expense), net		49	6	95	6
Interest expense		(9)	(71)	(23)	(205)

Net loss before income taxes		(1,523)	(1,115)	(3,770)	(3,209)
Income taxes		—	—	—	—

Net loss		(1,523)	(1,115)	(3,770)	(3,209)

Other comprehensive income, net of tax		37	14	190	39

Comprehensive loss		$(1,486)	$(1,101)	$(3,580)	$(3,170)

Basic and diluted net loss per share	$	(—)	$(0.02)	$(0.01)	$(0.05)

Weighted average number of basic and diluted shares outstanding		402,080	61,282	401,396	61,282

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Elcom International, Inc. Reports Third Quarter 2006 Operating Results

ELCOM INTERNATIONAL, INC.
AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Nine Months Ended
	September 30,
	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(3,770)	$(3,209)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	291	350
Stock-based compensation	305	—
Deferred rent expense	—	304
Provisions for doubtful accounts receivable	1	2
Changes in current assets and liabilities:
Accounts receivable, net	(11)	108
Prepaid expenses and other current assets	(110)	(130)
Accounts payable	(178)	269
Deferred revenue	294	114
Accrued expenses and other current liabilities	(698)	1,148

Net cash used in continuing operating activities	(3,876)	(1,044)
Net cash (used in) provided by discontinued operations	(19)	6

Net cash used in operating activities	(3,895)	(1,038)

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property, equipment and software	(228)	(3)
Change in other assets	(4)	(20)

Net cash used in investing activities	(232)	(23)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from loans payable	—	936
Repayments of loans payable	(1,299)	—
Repayments of capital lease obligations	(72)	(22)
Decrease in other long term liability	(99)	(90)

Net cash provided by (used in) financing activities	(1,470)	824

FOREIGN EXCHANGE EFFECT ON CASH	189	34

NET DECREASE IN CASH AND CASH EQUIVALENTS	(5,408)	(203)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	6,399	390

CASH AND CASH EQUIVALENTS, END OF PERIOD	$991	$187

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$37	$9

Income taxes paid	$—	$—

Issuance of common stock in satisfaction of deferred rent	$250	$—

Acquisition of equipment under capital leases	$353	$—

Cost of capital reduction	$580	$—

– END –
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